EXHIBIT 5.1

April 26, 2004

Three-Five Systems, Inc.
1600 North Desert Drive
Tempe, Arizona 85281

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     As legal counsel to Three-Five Systems, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 5,000,000 shares of common stock of the Company covered by the Registration Statement (the “Shares”). The facts, as we understand them, are set forth in the Registration Statement.

     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

     A.       The Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the state of Delaware on May 27, 1994, as amended through the date hereof;

     B.       The Amended and Restated Bylaws of the Company, as amended through the date hereof;

     C.       Resolutions of the Board of Directors of the Company adopted on April 19, 2004; and

     D.       The Registration Statement.

     Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through D above, it is our opinion that the Shares will be validly issued, fully paid, and nonassessable, when (a) the Registration Statement as then amended shall have been declared effective by the Securities and Exchange Commission, and (b) the Shares shall have been duly issued, executed, authenticated, delivered, paid for, and sold by the Company as described in the Registration Statement.

Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700, Phoenix, Arizona 85016
(602) 445-8000 Fax (602) 445-8100 www.gtlaw.com
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Three-Five Systems, Inc.
April 26, 2004

     Our opinion is limited to the legality of matters under the laws of the state of Arizona, the General Corporation Law of the state of Delaware, and the Federal securities laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

     This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm, or corporation for any purpose, without our prior written consent.

     We hereby expressly consent to any reference to our firm in the Registration Statement and in any registration statement filed pursuant to Rule 462(b) under the Securities Act for this same offering, inclusion of this Opinion as an exhibit to the Registration Statement and the incorporation by reference into any such additional registration statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP